Exhibit 99.1
Altra Holdings, Inc. Announces Expiration of Subsidiary’s Tender Offer of Its 9% Senior Secured Notes Due 2011
BRAINTREE, Mass., Dec 10, 2009 (GlobeNewswire via COMTEX News Network) — Altra Holdings, Inc. (“Altra Holdings”) (Nasdaq:AIMC), announced today the expiration of the previously announced tender offer (the “Tender Offer”) by its wholly-owned subsidiary, Altra Industrial Motion, Inc. (“Altra Industrial”), for any and all of its outstanding 9% Senior Secured Notes due 2011 (the “Notes”). The Tender Offer expired at 12:00 midnight, Eastern Standard time, on December 9, 2009.
As previously announced, Altra Industrial purchased $167.9 million aggregate principal amount of the Notes, or approximately 82% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., Eastern Standard time, on November 24, 2009 (the “Early Tender Deadline”). No additional Notes were tendered following the Early Tender Deadline.
As previously announced, Altra Industrial received waivers of rights to written notice of redemption from approximately 82% of the outstanding Notes. As a result, on November 25, 2009, Altra Industrial delivered a Notice of Redemption and Waiver to the holders of Notes that remained outstanding following the Early Tender Deadline and deposited with the depositary funds in the amount of $40,008,650 sufficient to pay and discharge the entire remaining indebtedness on the Notes. On December 10, 2009, Altra Industrial redeemed all of the Notes that remained outstanding following the consummation of the Tender Offer.
Altra Industrial engaged Jefferies & Company, Inc. and Banc of America Securities LLC to act as dealer managers for the Tender Offer, D. F. King & Co., Inc. to act as information agent for the Tender Offer and The Bank of New York Mellon Trust Company, N.A. to serve as depositary for the Tender Offer.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and Waiver and the related Letter of Transmittal and Waiver, each dated as of November 10, 2009. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Altra Industrial Motion, Inc.
Altra Industrial Motion, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork and Warner Linear.

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This news release contains forward-looking statements, including statements regarding Altra Industrial’s intent to redeem the Notes that are not tendered in the Tender Offer. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our inability, for whatever reason, to redeem the Notes, and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subsequent Reports on Form 10-Q and Form 8-K, and our other securities filings. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. AIMC-E
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SOURCE: Altra Holdings, Inc.
CONTACT: Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(781) 917-0541
christian.storch@altramotion.com
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